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                                                                   EXHIBIT 15.01




August 12, 2002



Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 068877

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three month period ended June 30, 2002, as indicated in our report dated July 19, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statements on Form S-8 Nos. 333-42255, 333-71049, 333-95189, 333-34016, 333-34698, 333-46166, 333-55528,
333-55850, 333-57680, 333-60270, 333-69452 and 333-75526 and on Form S-3 Nos.
333-87139, 333-87601, 333-94941, 333-41646, 333-46200, 333-46770, 333-55530,
333-56230, 333-60968, 333-68238 and 333-70492.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  DELOITTE & TOUCHE LLP

San Jose, California